Exhibit 5.1

May 9, 2019

TMSR Holding Company Limited

A101 Hanzheng Street City Industry Park,

No.21 Jiefang Avenue, Qiaokou District

Wuhan, Hubei, China 43000

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to TMSR Holding Company Limited., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 9, 2019 pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholder listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholder”) of up to 3,778,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below including, without limitation: (i) the Registration Statement, as amended to date; (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (iii) that certain Share Purchase Agreement dated April 10, 2015 by and between the Company and the Selling Stockholder; (iv) that certain Unit Subscription Agreement dated as of May 4, 2015 by and between the Company and the Selling Stockholder; and (v) records of meetings and consents of the stockholders and Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited solely to Chapter 78 of the 2017 Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

HUNTER TAUBMAN FISCHER & LI LLC

1450 Broadway, 26th Floor ■ New York, NY 10018 ■ t: 212.530.2210 ■ f: 212.202.6380 ■ www.htflawyers.com